Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SNB BANCSHARES, INC.

(the “Company”)

ARTICLE I.

Name

     The name of the Company is SNB Bancshares, Inc.

ARTICLE II.

Duration

     The period of its duration is perpetual.

ARTICLE III.

Purpose and Powers

     Section 1. The purpose for which the company is organized is to engage in any and all lawful business or activity, subject to the limitations in Section 2 of this Article, in the State of Texas, any other state of the United States of America and in any foreign country.

     Section 2. Nothing in this Article is to be construed as authorizing the Company to transact any business expressly prohibited by any law, or to engage in any activity in which a corporation incorporated under the Texas Business Corporation Act (the “Act”) may not lawfully engage or in which a corporation may not lawfully engage without first obtaining a license, and which license cannot lawfully be granted to a corporation organized under the Act, or to operate in Texas any of the businesses referred to in Section B(4) of Article 2.01 of the Act.

ARTICLE IV.

Authorized shares

     Section 1. Authorized Shares. The aggregate number of all classes of stock which the Company has authority to issue is 75,227,575 shares divided into (A) one class of 50,000,000 shares of Common Stock with a par value of $0.01 per share, (B) one class of 3,216,781 shares of Class B Stock with a par value of $0.01 per share and (C) one class of 20,000,000 shares of Preferred Stock with a par value of $0.01 per share, which may be divided into and issued in series as set forth in this Article IV.

     Section 2. Common Stock and Class B Stock. The preferences, privileges, restrictions and rights thereof are as follows:

A. Voting

     (a) The holders of Common Stock shall have the right to elect forty percent (40%) of the members of the Board of Directors, voting as a separate class (the “Common Stock Directors”). The right of cumulative voting is specifically denied for Common Stock.

     (b) The holders of Class B Stock shall have the right to elect sixty percent (60%) of the members of the Board of Directors (the “Class B Directors”), voting as a separate class, as long as at least 250,000 shares of Class B Stock are issued and outstanding on the record date. If less than 250,000 shares are issued and outstanding at such time, the right to elect directors shall be reduced as follows:

249,999 to 100,000 shares of Class B Stock -	40% of the directors

less than 100,000 shares of Class B Stock -	20% of the directors, but no less than one director

     If the number of shares of Class B Stock issued and outstanding should ever be increased by authorization of the Shareholders, then the above stated number of shares of issued and outstanding Class B Stock required to elect the various percentages and numbers of Directors shall also be increased in direct proportion to the number of additional shares of Class B Stock issued and outstanding as the result of such Shareholder authorization. If the number of shares of Class B Stock issued and outstanding should ever be decreased as a result of a reverse stock split or similar recapitalization, then the above stated numbers of shares of issued and outstanding Class B Stock required to elect the various percentages and numbers of directors shall also be reduced in direct proportion to the reduction in the number of shares of Class B Stock issued and outstanding. In the event of any reduction in the rights of holders of Class B Stock to elect directors, then the number of directors the holders of Common Stock are entitled to elect shall be increased accordingly, so that at all times the number of directors determined by the Board of Directors, from time to time, shall be elected. For each share of Class B Stock owned by him, a shareholder at each election of directors shall be entitled to one vote, in person or by proxy, in the election of each Class B Director. The right of cumulative voting is specifically denied for Class B Stock.

     (c) Except as otherwise provided herein or required by law, all shares of Common Stock and of Class B Stock shall be voted as a single class upon all matters other than the election of directors.

     (d) Each director shall be elected each year at the annual shareholders’ meeting and shall serve until his successor is elected. The majority of shares of each class of stock shall have the right at any time to recall a director elected by such class of stock with or without cause and to elect his successor; provided, however, that if only shares of one (1) class of stock shall be issued and outstanding at any time, then the owners of such shares shall have the right at any time to recall a director elected by the other class of stock with or without cause and to elect his successor. To take such action due notice of a special shareholders’ meeting shall be given to all shareholders as provided herein, by law or by the bylaws of the Company.

B. Conversion Rights

     (a) The holders of Common Stock shall not have the right to convert shares of such stock into Class B Stock.

     (b) Each share of Class B Stock shall be convertible at any time, at the election of the holder of that share, into one fully paid and nonassessable share of Common Stock. The Company shall at all times reserve and keep available a sufficient number of shares of its authorized but unissued Common Stock solely for the purpose of effecting a conversion of all shares of Class B Stock which may be from time to time outstanding.

     (c) Converted Class B shares may not be reissued, and shall be deemed canceled and no longer authorized.

C. Dividend Rates and Rights

     Subject to the prior and superior rights of the Preferred Stock pursuant to Section 3.B(b)(iii) of this Article IV, the owners of Class B Stock shall be entitled to receive for every share of such stock owned by them on the record date one hundred percent (100%) of the amount of dividends or distributions paid per share of Common Stock if any dividends are actually declared and paid by the Company to the owners of Common Stock. Such right to receive dividends shall not be cumulative. In the case of a stock dividend the owners of Class B stock shall be entitled to receive 100% of the amount of stock dividends paid per share of Common Stock if any stock dividends are actually declared and paid by the Company to the owners of Common Stock. A stock dividend payable in shares of one class of stock may be paid to the owners of shares of any other class of stock.

D. Denial of Preemptive Rights, Issuance of Additional Shares

     No holder of any shares of Common Stock or Class B Stock of the Company shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Company, (2) any obligations, evidences of indebtedness, or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, (4) any other securities that may be issued or sold by the Company, other than such (if any) as the Board of Directors of the Company, in its sole and absolute discretion, may determine from time to time.

     No additional shares of Class B Stock of the Company shall ever be authorized, issued, sold, transferred and conveyed by the Company without the affirmative vote of the owners of at least sixty-seven percent (67%) of the issued and outstanding shares of both Common Stock and Class B Stock, voting as separate classes.

     Section 3. Preferred Stock. The preferences, privileges, restrictions and rights thereof are as follows:

A. Authorization of Directors to Determine Rights of Preferred Stock

     The Board of Directors is authorized, from time to time, to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more of the following relative rights and preferences, and to issue shares of any series then or previously designated, fixed and determined:

     (a) the rate of dividend;

     (b) the price at and the terms and conditions on which shares may be redeemed;

     (c) the amount payable upon shares in the event of involuntary liquidation;

     (d) the amount payable upon shares in the event of voluntary liquidation;

     (e) sinking fund provisions (if any) for the redemption or purchase of shares;

     (f) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

     (g) voting rights (including the number of votes per share, the matters on which the shares can vote, and this contingencies which make the voting rights effective).

B. Preferences, Limitations and Relative Rights of Preferred Stock

     (a) General. Except as otherwise expressly provided by law, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article IV.

     (b) Dividends.

     (i) Amount; Time. Each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors pursuant to Section 3.A of this Article IV, and no more, payable in cash semi-annually on the dates and for the periods designated by the Board of Directors. Subject to the prior and superior rights of the Preferred Stock such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and the Class B Stock pursuant to Section 2.C of this Article IV from time to time out of any funds legally available therefor.

     (ii) Cumulativity. Dividends on Preferred Stock shall be cumulative from date of issue. Cumulations of dividends shall not bear interest.

     (iii) Priority over Common Stock and Class B Stock; Restriction on purchases of Common Stock and Class B Stock. No dividend shall be declared or paid on Common Stock or Class B Stock, and no Common Stock or Class B Stock shall be purchased by the Company, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

     (iv) Parity Among Series. No dividend shall be declared on any series of Preferred Stock (a) for any dividend period unless all dividends cumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all series of Preferred Stock then outstanding, and (b) unless a dividend for the same period shall be declared at the same time upon all series of Preferred Stock then outstanding.

     (c) Liquidation Preference. In the event of dissolution, liquidation, or winding up of the Company (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock and Class B Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors pursuant to Section 3.A of this Article IV plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock and Class B Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. Neither the consolidation, merger, or reorganization of the Company with any other corporation or corporations, nor the sale of all or substantially all the assets of the Company, nor the purchase or redemption by the Company of any of its outstanding shares shall be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.

     (d) Redemption.

     (i) Right; Method. All or any part of any one or more series of Preferred Stock may be redeemed at any time or times at the option of the Company, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article IV and those fixed by the Board of Directors pursuant to Section 3.A of this Article IV. The Company may redeem shares of any one or more series without redeeming shares of any other series. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

     (ii) Notice. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty nor more than fifty days before the date fixed for redemption.

     (iii) Payment. Holders of redeemed shares shall be paid in cash the amount fixed by the Board of Directors pursuant to Section 3.A of this Article IV plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption, and no more.

     (iv) Provision for Payment. On or before the date fixed for redemption, the Company may provide for payment of a sum sufficient to redeem the shares called for redemption either (a) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (b) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least $10,000,000 according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the Company) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay to the holders of the shares to be redeemed, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders of shares to be redeemed may be evidenced by a list certified by the Company (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Company so provides for payment, then from and after the date fixed for redemption (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the Company. If the holders of the shares do not, within six years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Company the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

     (v) Status of Redeemed Shares. Shares of Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

     (e) Purchase. Except as specified in Section 3.B(b)(iii) of this Article IV, nothing herein shall limit the right of the Company to purchase any of its outstanding shares in accordance with law, by public or private transaction.

     (f) Voting. Except as fixed by the Board of Directors pursuant to Section 3.A of this Article IV and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and the Class B Stock and none in the Preferred Stock. Where one or more series of Preferred Stock have voting power, all series of Preferred Stock having such power shall vote as a single class.

     (g) Denial of Preemptive Rights and Cumulative Voting. No holder of Preferred Stock or any other person shall have any preemptive right whatsoever, and the right of cumulative voting is specifically denied for Preferred Stock.

ARTICLE V.

Restriction on Commencement of Business

     The Company will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VI.

Registered Office and Registered Agent

     The post office address of the registered office of the Company is:

14060 Southwest Freeway
Sugar Land, Texas 77478

     The name of its registered agent at such address is:

R. Darrell Brewer

ARTICLE VII.

Board of Directors

     Section 1. Names and Addresses. The names and addresses of the directors of the Company are written below:

Name	Address
Col. Wallace J. McKenzie (ret)	1825 Country Club Sugar Land, TX 77478

Stewart Morris	5 East Rivercrest Houston, TX 77042

Richard D. Parker	7502 Fondren Rd. Houston, TX 77074

Caralisa Morris Simon	1804 Bolsover Houston, TX 77005

Gen. Edward S. Solymosy (ret)	10150 Dogwood Trail College Station, TX 77845

James W. Stevens	P.O. Box 878 Angelton, TX 77516

Name	Address
Robert Viles, M.D.	60 Crestwood Cir. Sugar Land, TX 77478

Dan Wilford	One Sugar Creek Blvd., Ste. 1000 Sugar Land, TX 77478

Harvey E. Zinn	2307 Country Club Sugar Land, TX 77478

     Section 2. Number of Directors and Classification. The Board of Directors shall consist of no fewer than five (5) and no more than twenty-five (25) members, as determined by resolution of the Board of Directors. The members of the Board of Directors shall be classified as Common Stock Directors and as Class B Directors as set forth in Section 2 of Article IV above; provided, however, that if at any time only shares of one (1) class of stock shall be issued and outstanding, then the holders of such stock shall be entitled to elect all directors of the Company. In that event, all directors elected by the owners of the other class of stock then in office, if any, shall continue to serve as directors until removed at a special meeting of the shareholders called for such purpose or until their successors are elected at the next annual meeting of the Company. The number of Class B Directors shall not automatically be adjusted if the number of issued and outstanding shares of Class B Stock changes and all Class B Directors then in office shall continue to serve as Class B Directors until removed by the shareholders pursuant to the provisions of these Articles of Incorporation and the bylaws of the Company or until their successors are elected at the next annual meeting of shareholders. A director shall be a shareholder of either class of stock.

     Section 3. Increase or Decrease of Total Number of Directors. Subject to the provisions of Section 2 above, the Board of Directors may, by a vote of the majority of both classes of directors then in office, voting as separate classes, from time to time increase or decrease the total number of the members of the Board of Directors. No decrease in the total number of directors shall effect a shortening of the term of any incumbent director.

     Section 4. Limitation of Director Liability. A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the Company existing at the time of the repeal or modification.

ARTICLE VIII.

Indemnification

     Section 1. Definitions. In this Article:

1.1	“Indemnitee” means (i) any present or former director, advisory director or officer of the Company, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Company’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

1.2	“Official Capacity” means (i) when used with respect to a director, the office of director of the Company, and (ii) when used with respect to a person other than a director, the elective or appointive office of the Company held by such person or the employment or agency relationship undertaken by such person on behalf of the Company, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

1.3	“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

     Section 2. Indemnification. The Company shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 1 of this Article, if it is determined in accordance with Section 4 of this Article that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful: provided, however, that in the event that the Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 2, no indemnification shall be made under this Section 2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contenders or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.

     Section 3. Successful Defense. Without limitation of Section 2 of this Article and in addition to the indemnification provided for in Section 2, the Company shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in Section 1 of this Article, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

     Section 4. Determinations. Any indemnification under Section 2 of this Article (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who, at the time of such vote, are not named defendants or respondents in the Proceedings (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all directors (in which designation directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 4 or, if the requisite quorum of all of the directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the directors (in which directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders, voting as a single class, in a vote that excludes the shares held by directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

     Section 5. Advancement of Expenses. Reasonable expenses (including court costs and attorneys’ fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding, and without making any of the determinations specified in Section 4 of this Article, after receipt by the Company of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the

Company as authorized in this Article. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

     Section 6. Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company’s Articles of Incorporation, any law, agreement or vote of shareholders or disinterested directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, and (c) inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. Notice. Any indemnification of or advance of expenses to an Indemnitee in accordance with this Article shall be reported in writing to the shareholders of the Company with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

     Section 8. Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

     Section 9. Continuing Offer, Reliance, etc. The provisions of this Article (a) are for the benefit of, and may be enforced by, each Indemnitee of the Company, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Company and such Indemnitee and (b) constitute a continuing offer to all present and future Indemnitees.

     Section 10. Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitee, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE IX.

Provisions for Regulation of the
Internal Affairs of the Company

     Provisions for the regulation of the internal affairs of the Company shall include the following, but such enumeration is not in limitation of the power of the Board of Directors to formulate the Bylaws, by resolution or in any other proper manner, to include any lawful provision not inconsistent with these Articles:

     Section 1. Voting:

     (a) Except as otherwise provided in these Articles, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     (b) The holders of a majority of the shares within each class of stock, both classes counted separately, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as set forth herein or as otherwise provided by law, the vote of a majority of the shares of stock entitled to vote and thus represented at a meeting at which a quorum is present, voting as a single class, shall be the act of the shareholders, unless the vote of a greater number or separate voting of the two classes of stock is required by law, these Articles or the Bylaws of the Company.

     (c) Except as otherwise provided herein, the vote of a majority of the outstanding shares of the Common Stock and Class B Stock entitled to vote thereon, voting as separate classes, is necessary for merger, consolidation, dissolution, or amendment of these Articles of Incorporation.

ARTICLE X.

Interested Directors, Officers and Security Holders

     Section 1. Validity. If Section 2 is satisfied, no contract or other transaction between the Company and any of its directors, officers or security holders, or between the Company and any corporation, partnership, association or other organization in which any of its directors, officers or security holders are directors or officers or have a financial interest, shall be invalid solely because of this relationship or because of the presence of the director, officer or security holder at the meeting authorizing the contract or transaction, or because of his participation or vote in the meeting or authorization.

     Section 2. Disclosure, Approval and Fairness. Section 1 shall apply only if:

     (a) The material facts as to the relationship or interest and as to the contract or transaction of each such director, officer or security holder are known or disclosed:

     (i) to the Board of Directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present, but not in calculating the majority necessary to carry the vote; or

     (ii) to the shareholders and they nonetheless authorize or ratify the contract or transaction by a majority of shares present, each such interested person to be counted for quorum and voting purposes; or

     (b) The contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Board of directors or the shareholders.

     Section 3. Non-Exclusive. This provision shall not be construed to invalidate a contract or transaction that would be valid in the absence of this provision.

ARTICLE XI.

Shareholder Action without a Meeting, Prior Notice and Voting

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, only if a written consent has been signed by the holders of all shares entitled to vote on the action.

ARTICLE XII.

Authorization to Call Special Meetings of the Shareholders

     Special meetings of the shareholders of the Company may be called only (1) by the Senior Chairman of the Board, by the Chairman of the Board, by the President, by a majority of the Board of Directors, or by such other person or persons as may be authorized in the Bylaws or (2) by the holders of 33% of the outstanding shares of the Company entitled to vote at the proposed special meeting.